As filed with the U.S. Securities and Exchange Commission on June 16, 2023.
Registration No. 333-272532

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Corporación Inmobiliaria Vesta, S.A.B. de C.V.
(Exact name of Registrant as specified in its charter)

Vesta Real Estate Corporation
(Translation of Registrant’s name into English)

United Mexican States (State or other jurisdiction of incorporation or organization)	6500 (Primary Standard Industrial Classification Code Number)	None (I.R.S. Employer Identification No.)
Paseo de los Tamarindos No. 90, Torre II, Piso 28, Col. Bosques de las Lomas Cuajimalpa, C.P. 05210 Mexico City United Mexican States +52 (55) 5950-0070
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
+1 (212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Maurice Blanco Manuel Garciadiaz Drew Glover Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 +1 (212) 450-4000	Juan Francisco Mendez Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 +1 (212) 455-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company  ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 1 to the Registration Statement on Form F-1 of Corporación Inmobiliaria Vesta, S.A.B. de C.V. (the “Company”) is to amend the exhibit index and to submit exhibits 1.1, 4.1, 4.2, 5.1, 10.1 and 23.2. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibits filed herewith. This Amendment No. 1 does not contain a copy of the prospectus that was included in the Company’s Registration Statement on Form F-1 and is not intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

The Company’s bylaws provide for the indemnification (and holding harmless) of the members of our Board of Directors and our Committees, the non-member secretary, the alternate non-member secretary, our Chief Executive Officer and other executive officers in connection with the performance of their duties, arising from any claim, suit, proceeding or investigation that is initiated in Mexico or in any of the countries where our shares, other instruments or securities having our shares as underlying securities or other fixed income or equity securities issued by us, are registered or listed for quotation, or in any jurisdiction in which we or any entities we control operate, in or to which any such person may be a party (in its respective capacity as director, officer or employee), including in such indemnification any damages or losses affecting the indemnified persons and any settlement amounts, as well as any and all fees and expenses of attorneys and other advisors engaged to protect the interests of the indemnified persons, it being understood that the Board of Directors shall have the authority to determine in the aforementioned cases, whether it deems convenient to hire the services of attorneys and other advisors different from those advising the Company in the corresponding claim; provided that the indemnity provision will not apply if any such claims, suits, proceedings or investigations result from the gross negligence, willful misconduct or bad faith of the applicable indemnified person.

The foregoing provision is unlikely to be enforceable, if the indemnification claim arises from a breach of the duty of loyalty.

Policies of insurance may be maintained by the Company under which the members of its board of directors and officers, within the limits and subject to the limitations of the policies, that cover the amount of the damages caused by the Company or the entities controlled by the Company.

Item 7. Recent Sales of Unregistered Securities

On April 22, 2021, the Company launched an offering of 78,916,834 common shares in the United States to qualified institutional buyers as defined under Rule 144A under the Securities Act of 1933, as amended, or the Securities Act, in transactions exempt from registration thereunder and in other countries outside of Mexico and the U.S. to certain non-U.S. persons in reliance on Regulation S under the Securities Act, or the 2021 Equity Offer. The 2021 Equity Offer was conducted in combination with a public offering of 23,065,218 common shares in Mexico to the general public approved by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores). The joint bookrunners of the 2021 Equity Offer were UBS Securities LLC, Citigroup Global Markets Inc., BTG Pactual US Capital, LLC and Scotia Capital (USA) Inc. The offers were launched on April 22, 2021. The per share consideration paid by the joint bookrunners was Ps.39.00, and the Company paid a per share underwriting service of Ps.0.8775. Settlement of the 2021 Equity Offer occurred on April 27, 2021. The aggregate proceeds of the 2021 Equity Offer amounted to Ps.3,960,370,610.4, which the Company used to develop industrial parks, purchase additional real estate and for working capital purposes.

On May 6, 2021, the Company launched an offering of US$350,000,000 aggregate principal amount of 3.625% senior notes due 2031, in the United States to qualified institutional buyers as defined under Rule 144A under the Securities Act in transactions exempt from registration thereunder and in other countries outside of Mexico and the U.S. to certain non-U.S. persons in reliance on Regulation S under the Securities Act, or the “2021 Notes Offer.” The initial purchasers of the 2021 Notes Offer were BofA Securities Inc., Citigroup Global Markets Inc., BBVA Securities Inc. and UBS Securities LLC. The purchase price in the 2021 Notes Offer was equal to 98.8% of the principal amount thereof plus accrued interest, if any, from May 13, 2021 to the closing date of the 2021 Notes Offer. The Company agreed to pay to the initial purchasers of the 2021 Notes Offer an aggregate amount of US$6.95 per US$1,000 principal amount of notes as consideration for the services rendered by the initial purchasers in connection with the 2021 Notes Offer. The aggregate proceeds of the 2021 Notes Offer amounted to US$343,343,000, which the Company used to repay certain Company indebtedness and for general corporate purposes.

Except as otherwise set forth above, during the last three years, the Company has not made any sales of the unregistered securities.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits of the registration statement are listed in the Exhibits Index to this registration statement and are incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth is not applicable or is shown in the consolidated financial statements of the notes thereto.

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20.0% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by “8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

The following is a list of all exhibits filed as part of this registration statement on Form F-1.

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement.

3.1*	Amended and Restated Bylaws of Corporación Inmobiliaria Vesta, S.A.B. de C.V., dated March 30, 2023 (English translation).

4.1
Form of Deposit Agreement among Corporación Inmobiliaria Vesta, S.A.B. de C.V., Citibank, N.A., as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder

4.2	Form of American Depositary Receipt (included in Exhibit 4.1)

4.3*
Loan agreement, dated July 27, 2016, among Vesta Bajío, S. de R.L. de C.V., Vesta Baja California, S. de R.L. de C.V., QVC, S. de R.L. de C.V., QVCII, S. de R.L. de C.V. and WTN Desarrollos Inmobiliarios de México, S. de R.L. de C.V., as borrowers, and Metropolitan Life Insurance Company, as lender.

4.4*
First amendment to loan agreement, dated March 22, 2018, among Vesta Bajío, S. de R.L. de C.V., Vesta Baja California, S. de R.L. de C.V., QVC, S. de R.L. de C.V., QVCII, S. de R.L. de C.V. and WTN Desarrollos Inmobiliarios de México, S. de R.L. de C.V. as borrowers, and Metropolitan Life Insurance Company, as lender.

4.5*
Guarantee agreement, dated September 22, 2017, among QVC, S. de R.L. de C.V., QVCII, S. de R.L. de C.V., Vesta Bajío, S. de R.L. de C.V., Vesta Baja California, S. de R.L. de C.V. and WTN Desarrollos Inmobiliarios de México, S. de R.L. de C.V., in relation to the issuance of certain 5.03% Series A Senior Notes due September 22, 2024 and 5.31% Series B Senior Notes due September 22, 2027.

4.6*	Forms of 5.03% Series A Senior Notes due September 22, 2024, and 5.31% Series B Senior Notes due September 22, 2027.

4.7*
Loan agreement, dated November 1, 2017, among Vesta Bajío, S. de R.L. de C.V., Vesta Baja California, S. de R.L. De C.V., QVC, S. de R.L. de C.V. and QVCII, S. de R.L. de C.V., as borrowers, and Metropolitan Life Insurance Company, as lender.

4.8*
Guarantee agreement, dated June 25, 2019, among QVC, S. de R.L. de C.V., QVCII, S. de R.L. de C.V., Vesta Bajío, S. de R.L. de C.V., Vesta Baja California, S. de R.L. de C.V. and WTN Desarrollos Inmobiliarios de México, S. de R.L. de C.V., in relation to the issuance of certain 5.18% Series C Senior Notes due June 14, 2029 and 5.28% Series D Senior Notes due June 14, 2031.

4.9*	Forms of 5.18% Series C Senior Notes due June 14, 2029 and 5.28% Series D Senior Notes due June 14, 2031.

Exhibit No.	Description of Exhibit
4.10*
Indenture, dated May 13, 2021, among Corporación Inmobiliaria Vesta, S.A.B. de C.V., as issuer, QVC, S. de R.L. de C.V., QVCII, S. de R.L. de C.V., Vesta Bajío, S. de R.L. de C.V., Vesta Baja California, S. de R.L. de C.V. and WTN Desarrollos Inmobiliarios de México, S. de R.L. de C.V. , jointly as subsidiary guarantors, and The Bank of New York Mellon, as trustee, paying agent, registrar and transfer agent, in relation to the issuance of Corporación Inmobiliaria Vesta, S.A.B. de C.V.’s US$350,000,000 3.625% Senior Notes due 2031.

4.11*
Sustainability-linked revolving credit agreement, dated August 31, 2022, among Corporación Inmobiliaria Vesta, S.A.B. de C.V., as borrower, various financial institutions and other persons from time to times parties to the agreement, as lenders, Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria, as administrative agent, BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México and The Bank of Nova Scotia, as sustainability agents, Banco Nacional de Comercio Exterior, S.N.C., I.B.D., BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México, Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as joint lead arrangers and joint bookrunners, and Banco Sabadell, S.A., Institución de Banca Múltiple, as mandated lead arranger.

5.1	Opinion of Ritch, Mueller y Nicolau, S.C.

10.1	English translation of Trust Agreement and Long-Term Incentive Plan.

21.1*	List of the subsidiaries of the registrant.

22.1*	List of the subsidiary guarantors guaranteeing Corporación Inmobiliaria Vesta, S.A.B. de C.V.’s US$350,000,000 3.625% Senior Notes due 2031.

23.1*	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C., independent registered public accounting firm for Corporación Inmobiliaria Vesta, S.A.B. de C.V.

23.2	Consent of Ritch, Mueller y Nicolau, S.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of the registration statement).

99.1*	Consent of Cushman & Wakefield, S. de R.L. de C.V.

99.2*	Consent of LaSalle Partners, S. de R.L. de C.V.

99.3*	Consent of CBRE, S.A. de C.V.

107*	Filing Fee Table.

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of June, 2023.

Corporación Inmobiliaria Vesta, S.A.B. de C.V.

By:	/s/ Lorenzo Dominique Berho Carranza
	Name:	Lorenzo Dominique Berho Carranza
	Title:	Chief Executive Officer

By:	/s/ Juan Felipe Sottil Achutegui
	Name:	Juan Felipe Sottil Achutegui
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lorenzo Dominique Berho Carranza	Chief Executive Officer (principal executive officer)	June 16, 2023
Lorenzo Dominique Berho Carranza
/s/ Juan Felipe Sottil Achutegui	Chief Financial Officer (principal financial officer and principal accounting officer)	June 16, 2023
Juan Felipe Sottil Achutegui
*	Chairman of the Board of Directors	June 16, 2023
Lorenzo Manuel Berho Corona
*	Director	June 16, 2023
Stephen B. Williams
*	Director	June 16, 2023
José Manuel Domínguez Díaz Ceballos
*	Director	June 16, 2023
Craig Wieland
*	Director	June 16, 2023
Luis Javier Solloa Hernández
*	Director	June 16, 2023
Loreanne Helena García Ottati
Director
Oscar Francisco Cázares Elías
*	Director	June 16, 2023
Daniela Berho Carranza
Director
Douglas M. Arthur
*	Director	June 16, 2023
Luis de la Calle Pardo

*By:	/s/ Juan Felipe Sottil Achutegui
	Name:	Juan Felipe Sottil Achutegui
	Title:	Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America has signed this registration statement or amendment thereto in New York, NY, on the 16th day of June, 2023.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.